As filed with the Securities and Exchange Commission on March 24, 2021
Registration No. 333-253923

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

EDGEWISE THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	82-1725586 (I.R.S. Employer Identification Number)
3415 Colorado Ave.
Boulder, CO 80303 (303)
735-8373
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin Koch, Ph.D.
President and Chief Executive Officer
Edgewise Therapeutics, Inc.
3415 Colorado Ave.
Boulder, CO 80303
(303) 735-8373
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kenneth A. Clark Tony Jeffries Jennifer Knapp Melissa Rick Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	R. Michael Carruthers Chief Financial Officer Edgewise Therapeutics, Inc. 3415 Colorado Ave. Boulder, CO 80303 (303) 735-8373	Richard Segal Divakar Gupta Ryan Sansom Brandon Fenn Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company.” and “emerging growth company” in Rule 12b-2 of the Exchange Act
Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-253923), or the Registration Statement, of Edgewise Therapeutics, Inc. is being filed for the purpose of filing Exhibit 1.1 to the Registration Statement and making the corresponding update to Item 16 and the Exhibit Index. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibit filed herewith. This Amendment No. 2 does not contain a copy of the prospectus that was included in the Registration Statement and is not intended to amend or delete any part of the prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the Securities and Exchange Commission (SEC) registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee and the Nasdaq Stock Market LLC, (Nasdaq) listing fee.
Amount paid or to be paid
SEC registration fee	$20,075
FINRA filing fee	28,100
Nasdaq listing fee	210,000
Printing and engraving expenses	200,000
Legal fees and expenses	1,775,000
Accounting fees and expenses	250,000
Transfer agent and registrar fees	4,500
Miscellaneous expenses	12,325
Total	$2,500,000
Item 14.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant to be in effect upon the completion of this offering provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant to be in effect upon the completion of this offering require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation to be in effect upon the completion of this offering provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and executive officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or executive officers.
The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.
These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.
The underwriting agreement between the registrant and the underwriters filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement. The investors’ rights agreement with certain holders of our capital stock also provides for cross-indemnification in connection with the registration of the registrant’s common stock on behalf of such holders.
Item 15.   Recent Sales of Unregistered Securities
The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.
(1)
In August 2018, we issued and sold to an investor an aggregate of 5,282,000 shares of our Series A convertible preferred stock at a purchase price of $1.89 per share for an aggregate purchase price of $10.0 million.

(2)
In August 2019, we issued and sold to certain investors an aggregate of 7,888,392 shares of our Series B-1 convertible preferred stock at a purchase price of $3.178 per share for an aggregate purchase price of $25.1 million.

(3)
In August 2020, we also issued and sold to certain investors an aggregate of 6,527,654 shares of our Series B-2 convertible preferred stock at a purchase price of $3.841 per share for an aggregate purchase price of $25.1 million.

(4)
In December 2020, we issued and sold to certain investors an aggregate of 12,954,423 shares of our Series C convertible preferred stock at a purchase price of $7.333 per share for an aggregate purchase price of approximately $95.0 million.

(5)
From January 2018 through March 23, 2021, we granted to certain of our employees, officers, directors, consultants and other service providers stock options to purchase an aggregate of

6,205,377 shares of common stock under our 2017 Plan at exercise prices per share ranging from $0.39 to $1.93, for an aggregate exercise price of approximately $7.2 million.
(6)
From January 2018 through March 23, 2021, we issued and sold to certain of our employees, officers, directors, consultants and other service providers an aggregate of 461,305 shares of common stock upon the exercise of options under our 2017 Plan at exercise prices per share ranging from $0.18 to $1.93, for an aggregate exercise price of approximately $0.1 million.

The offers, sales and issuances of the securities described in Items 15(1), 15(2), 15(3) and 15(4) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.
The offers, sales and issuances of the securities described in Items 15(5) and 15(6) were exempt from registration under the Securities Act under either (1) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (2) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of such securities were the registrant’s employees, consultants or directors and, with the exception of the grant of stock option and sale of shares of common stock upon partial exercise of such stock option described in Item 15(5), received the securities under our 2017 Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.
Item 16.   Exhibit and Financial Statement Schedules
(a) Exhibits.
See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.
(b) Financial statement schedules.
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit number	Description
1.1*	Form of Underwriting Agreement.
3.1^	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2^	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.
3.3^	Bylaws of the Registrant, as currently in effect.
3.4^	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.
4.1^	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated December 3, 2020.
4.2^	Specimen common stock certificate of the Registrant.
5.1^	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1+^	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2+^	2017 Equity Incentive Plan, as amended, and forms of agreement thereunder.
10.3+^	2021 Equity Incentive Plan and forms of agreements thereunder, to be in effect upon the completion of this offering.
10.4+^	2021 Employee Stock Purchase Plan and forms of agreements thereunder, to be in effect upon the completion of this offering.
10.5+^	Offer Letter between the Registrant and Kevin Koch, Ph.D.
10.6+^	Offer Letter between the Registrant and Alan Russell, Ph.D.
10.8+^	Offer Letter between the Registrant and R. Michael Carruthers.
10.9+^	Offer Letter between the Registrant and Behrad Derakhshan, Ph.D.
10.10+^	Offer Letter between the Registrant and John Moore.
10.11+^	Executive Incentive Compensation Plan.
10.12+^	Executive Change in Control and Severance Plan.
10.13+^	Outside Director Compensation Policy.
10.14^	Lease between the Registrant and Regents of the University of Colorado, dated July 21, 2020.
23.1^	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2^	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1^	Power of Attorney (see page II-6 to Form S-1 filed with the SEC on March 5, 2021).

*
Filed herewith.

^
Previously filed.

+
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, Colorado, on March 24, 2021.
EDGEWISE THERAPEUTICS, INC.
By:
/s/ Kevin Koch

Kevin Koch, Ph.D.
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Kevin Koch Kevin Koch, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2021
/s/ R. Michael Carruthers R. Michael Carruthers	Chief Financial Officer (Principal Financial and Accounting Officer)	March 24, 2021
* Peter Thompson, M.D.	Co-Founder, Chairman and Director	March 24, 2021
* Alan Russell, Ph.D.	Chief Scientific Officer and Director	March 24, 2021
* Laura A. Brege	Director	March 24, 2021
* Badreddin Edris, Ph.D.	Co-Founder and Director	March 24, 2021
* Kenneth Harrison, Ph.D.	Director	March 24, 2021
* Jonathan Root, M.D.	Director	March 24, 2021

*By:
/s/ Kevin Koch

Kevin Koch, Ph.D.
Attorney-in-fact